Exhibit 99.1

Sono-Tek Announces Fiscal Year 2014 Results

(May 28, 2014 - Milton, NY) Sono-Tek Corporation (OTCQB: SOTK) today announced sales of $10,300,000 for the fiscal year ended February 28, 2014, compared to sales of $9,500,000 for the previous fiscal year, an increase of 8%. The Company also announced income before taxes of $615,000 versus $58,000 for the previous fiscal year. The Company’s net income was $485,000 or $.03 per share, compared to $132,000 or $.01 per share for the previous fiscal year. Sono-Tek is the originator and leading supplier of ultrasonic precision spraying and coating technology with over 60% of its sales to overseas customers in diversified markets.

Commenting on the Company’s performance, Dr. Christopher L. Coccio, Chairman and CEO stated, “We are very pleased with the success we have had in improving the Company’s growth track this year. Our increased sales came from several markets: we sold more equipment for MEMS applications and more glass lines to Asian customers; we developed a long term relationship with a large European company to jointly produce ultrasonic spray drying equipment, and our new Balloon Catheter Coater has met with success overseas. We also made substantial progress with a number of companies engaged in the food production market, and expect to see more impact in the current year.”

“Since we are close to the end of the first quarter (March-May 2014) of our new Fiscal Year, we can provide investors with a general estimate of our expected results, subject to final closing figures at the end of May. We are expecting our sales to be above last year’s first quarter, coupled with a growing backlog for the second quarter. There are several areas in particular that could have longer term growth implications for us, such as the food market and the specialty glass and lens market, in both of which we have promising relationships under development. We continue to manage our business in a financially conservative manner regarding expenses and cash, so we can adjust to temporary changes in the markets we serve.”

Sono-Tek is presenting to the Marcum Microcap Conference in New York City on May 29, 2014, and the presentation will be available to all shareholders on our website at the same time.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products; adequacy of financing; capacity additions; the ability to enforce patents; the ability to penetrate the food, specialty glass and lens markets; and the ability to achieve increased sales volume, backlog, continued profitability and to meet first quarter fiscal 2015 projections. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation

Selected Financial Data

	Quarter Ended		Fiscal Year Ended
	February 28,		February 28,
	2014	2013	2014	2013

Net Sales	$2,716,941	$2,109,138	$10,278,938	$9,542,353

Gross Profit	$1,134,650	$935,557	$4,733,467	$4,532,261

Operating Income	$99,825	$12,706	$718,571	$150,609

Net Income	$134,049	$36,150	$484,474	$132,251

Basic Earnings Per Share	$0.01	$0.00	$0.03	$0.01

Diluted Earnings Per Share	$0.01	$0.00	$0.03	$0.01

Weighted Average Shares - Basic	14,655,047	14,503,010	14,541,869	14,484,200

Weighted Average Shares - Diluted	14,761,365	14,503,010	14,580,165	14,484,200